Exhibit 23.1

July 27, 2006

Securities and Exchange Commission
450 West Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

As an Independent Registered Public Accounting Firm for Pure Media Play Holdings, Inc., we hereby consent to the references to our firm under the caption “Interests of Named Experts” and to the use of our report dated July 24, 2006, relating to the company’s financial statements as of July 31, 2004 and 2005 and the years then ended, in the Registration Statement (Form SB-2) and related Prospectus, dated July 27, 2006, filed with the Securities and Exchange Commission.

/s/ Miller and McCollom

MILLER AND MCCOLLOM, CPAs
4350 Wadsworth Boulevard, Suite 300
Wheat Ridge, Colorado 80033 USA